CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of Kinder Morgan Energy Partners, L.P. of our report dated January 30, 1998 except as to Note 9, which is as of March 6, 1998, appearing on page F-1 of Kinder Morgan Energy Partners, L.P.'s Current Report on Form 8-K dated March 5, 1998, as amended. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Price Waterhouse LLP
Price Waterhouse LLP
Los Angeles, California
June 3, 1998